Exhibit 99.2

Special Committee of TNS Retains Deutsche Bank as its Financial Advisor

Reston, VA – March 17, 2006 - TNS, Inc. (NYSE-TNS), a leading provider of business-critical network and data communications services for transaction-oriented applications, today announced that the Special Committee of its Board of Directors has retained Deutsche Bank Securities Inc. as its financial advisor. Deutsche Bank will assist the Special Committee in its review of the non-binding proposal from members of senior management led by John J. McDonnell, Jr., its Chairman and Chief Executive Officer, to acquire the outstanding shares of TNS for a cash price of $22.00 per share. Gibson, Dunn & Crutcher LLP and Morris, Nichols, Arsht and Tunnell LLP have been engaged to provide legal advice to the Special Committee.

TNS previously announced on March 13, 2006, that the Board of Directors had established the Special Committee consisting of three independent directors to act on behalf of TNS with respect to the proposal and any alternatives in the context of evaluating what is in the best interests of TNS and its public stockholders. The Special Committee intends to carefully review the proposal and potential alternatives with the assistance of its advisors and will respond to the proposal upon completion of its review. However, there can be no assurance as to the timeframe for the Special Committee process nor whether any transaction will result.

TNS cautions its stockholders and others considering trading in its securities, as follows: the Board of Directors of TNS has just received the proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the Special Committee of the Board in respect of TNS’ response, if any, to the proposal and stockholders are not now being asked to take any action with respect to the proposal; the Special Committee will proceed in an orderly and timely manner to consider the proposal and its implications; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed.

Separately, TNS also announced today that a purported class action lawsuit was filed on March 13, 2006, against TNS and each of its directors by a purported shareholder of TNS seeking to enjoin the proposed transaction. The complaint alleges, among other things, that TNS’ directors violated their fiduciary duties to its stockholders by causing TNS to negotiate for the sale of TNS at an unfair price and by not taking adequate measures to ensure that the interests of TNS’ public stockholders are properly protected. The complaints seek an unspecified amount of damages, injunctive relief and attorneys’ fees. TNS believes the complaint is without merit.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of TNS, and is not a substitute for any tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission (SEC) if the proposed transaction goes forward. If any such documents are filed with the SEC, investors are urged to read them because they will contain important information about the transaction. Any such documents, once filed, will be available, free of charge, at the SEC’s website (www.sec.gov).

This press release contains forward-looking statements regarding a proposal for a going private transaction. These forward-looking statements are not historical facts but rather are based on current expectations and beliefs. Results may differ materially from those projected in these forward-looking statements as a result of a number of factors including changes in market conditions and other factors including those described from time to time in TNS’ filings with the SEC. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. TNS undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

About TNS

TNS is one of the leading providers of fast, cost-effective data communications services for transaction-oriented applications. Since its inception in 1990, TNS has designed and implemented one of the fastest, most reliable and lowest cost networks for the transport of transaction-oriented data. TNS’ proprietary network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automatic teller machine markets. For further information about TNS’ transaction solutions, please refer to www.tnsi.com.